                                                      Registration No. 33-______

================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             PDG REMEDIATION, INC.
             (Exact name of registrant as specified in its charter)

                    PENNSYLVANIA                         25-1741849
            (State or other jurisdiction              (I.R.S. Employer
          of incorporation or organization)        Identification Number)


                               300 OXFORD DRIVE
                             MONROEVILLE, PA  15146
                                 (412) 856-2200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                                          With a Copy to:
       JOHN M. MUSACCHIO, PRESIDENT                     RICHARD D. ROSE, ESQ.
          PDG REMEDIATION, INC.                        THORP, REED & ARMSTRONG
                  300 OXFORD DRIVE                      ONE RIVERFRONT CENTER
               MONROEVILLE, PA  15146                   PITTSBURGH, PA  15222
                   (412) 856-6100                            (412) 394-2303
          (Address, including zip code, and
        telephone number, including area code,
                of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                          PROPOSED MAXIMUM           PROPOSED MAXIMUM              AMOUNT OF
    TITLE OF SECURITIES           AMOUNT BEING              OFFERING PRICE           AGGREGATE OFFERING            REGISTRATION
      BEING REGISTERED             REGISTERED                PER SHARE (1)                PRICE (1)                    FEE
==================================================================================================================================
  Common Stock, par value       1,470,320 Shares                 $1.50                  $2,205,480.00                $760.45
  $.01 per share
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                             PDG REMEDIATION, INC.
                             CROSS-REFERENCE SHEET
                    Between Items of Form S-3 and Prospectus

ITEM                                                         PROSPECTUS
 NO.               ITEM IN FORM S-3                            HEADING
- ----      ---------------------------------           -----------------------
 1.       Forepart of the Registration                Front Cover, Cross-
          Statement and Outside Front                 Reference Sheet
          Cover Page of Prospectus

 2.       Inside Front and Outside Back               Available Information,
          Cover Pages of Prospectus                   Incorporation of Certain
                                                      Documents by Reference
                                                      and Table of Contents

 3.       Summary of Information, Risk                Summary of Information;
          Factors and Ratio of Earnings               Risk Factors
          to Fixed Charges

 4.       Use of Proceeds                             Use of Proceeds

 5.       Determination of Offering Price             Not Applicable

 6.       Dilution                                    Not Applicable

 7.       Selling Security Holders                    Selling Shareholder

 8.       Plan of Distribution                        Plan of Distribution

 9.       Description of Securities to be             Description of Company's
          Registered                                  Capital Stock

10.       Interests of Named Experts and              Not Applicable
          Counsel

11.       Material Changes                            Recent Developments

12.       Incorporation of Certain                    Incorporation of Certain
          Information by Reference                    Documents by Reference

13.       Disclosure of Commission                    Not Applicable
          Position on Indemnification for
          Securities Act Liabilities

                   SUBJECT TO COMPLETION, DATED MAY 28, 1996

PROSPECTUS


                                1,470,320 Shares

                             PDG REMEDIATION, INC.

                                  Common Stock

                         ______________________________


         The shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of PDG Remediation, Inc. (the "Company") covered by this prospectus are being offered by PDG Environmental, Inc., a Delaware corporation (the "Selling Shareholder"). See "Selling Shareholder." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholder. The Common Stock is traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") - Small Cap Market under the symbol "PDGS." On May 21, 1996, the last reported average bid/asked price of the Common Stock on the NASDAQ Small Cap Market was $1-3/8 per share.

         The Shares may be sold directly by the Selling Shareholder, through brokers designated from time to time or to or through underwriters or dealers. The Selling Shareholder has informed the Company that it does not have any arrangement with any particular underwriter, dealer or broker but expects to sell the Shares through one or more brokers. Distribution of the Shares may be effected from time to time in one or more transactions. See "Plan of Distribution."

SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                         ______________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ______________________________

         No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities (including the securities offered hereby) in any jurisdiction to any person to whom it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the
Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained at prescribed rates upon written request addressed to the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the NASDAQ Small Cap Market and such reports, proxy and information statements and other information can also be inspected at the public reference facilities maintained by NASDAQ at 1735 K Street N.W., Washington, D.C. 20006 at prescribed times.

         This Prospectus, which constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents which have been filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part of this Prospectus: the Annual Report on Form 10-K for the fiscal year ended January 31, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents or information referred to above that has been or may be incorporated by reference in the Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to Corporate Secretary, PDG Remediation, Inc., 300 Oxford Drive, Monroeville, Pennsylvania 15146, telephone
(412) 856-6100.

                              SUMMARY INFORMATION

         The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) set forth elsewhere in, or incorporated by reference into, this Prospectus.

                                  THE COMPANY
GENERAL

         PDG Remediation, Inc. (the "Company"), provides remediation services to assist its customers in complying with environmental laws and regulations, such as those concerning leaking underground storage tanks ("USTs") and contaminated industrial facilities. The Company's remediation services range from initial assessment of site contamination through the design and implementation of remediation and treatment systems to remove contamination. The Company also operated a thermal treatment facility for the removal of petroleum contaminants from soil, which was discontinued effective January 31, 1996 and sold on April 25, 1996. The Company's services are provided to commercial, industrial and government clients through offices in Monroeville, Pennsylvania and Melbourne, Florida. The corporate headquarters of the Company are located at 300 Oxford Drive, Monroeville, Pennsylvania 15146.

         The Company was incorporated on July 20, 1994 under the laws of the Commonwealth of Pennsylvania as a wholly-owned subsidiary of the Selling Shareholder. On October 20, 1994, the Selling Shareholder reorganized its subsidiaries by merging one partnership into an existing subsidiary, contributing the stock of that subsidiary to the Company, and contributing the direct and indirect ownership interests in another partnership to subsidiaries of the Company. The purpose of this reorganization was to capitalize the Company with the environmental remediation service business of the Selling Shareholder and to separate that business segment from the Selling Shareholder's other business segment. Subsequent to the reorganization, the Company owned two operating entities, PDG Environmental Services, Inc., a Delaware corporation ("PDGES") and Geo Recovery Services, Ltd., d/b/a GeoLogic Recovery Systems, a Florida limited partnership ("GeoLogic").

         The Company operated as a wholly-owned subsidiary of the Selling Shareholder until February 9, 1995, at which time 1,000,000 shares of the Company's Common Stock and 1,000,000 redeemable warrants were sold to the public. The Company sold 600,000 newly issued shares of Common Stock and 1,000,000 redeemable warrants. The Selling Shareholder sold 400,000 shares of the Company's Common Stock in the initial public offering. Subsequent to the initial public offering, the Selling Shareholder's ownership interest in the Company was reduced to approximately 59.5%. On March 17, 1995, the underwriters of the initial public offering exercised their option to purchase an additional 150,000 redeemable warrants from the Company.

         The Company has historically performed a substantial amount of work under a Florida state funded site rehabilitation program (the "EDI Program") which provides for the remediation of contaminated sites related to the storage of petroleum and petroleum products. The EDI Program has undergone substantial modification during the year ended January 31, 1996 ("fiscal 1996") due to an imbalance in the Inland Protection Trust Fund between reimbursement application expenditures for work performed under the EDI Program and revenues generated for the EDI Program, as well as a concern that the majority of the site rehabilitation work was being conducted at sites that were not considered to be high priority in terms of the potential impact on drinking water supplies.

         On March 8, 1995, Florida's Governor Lawton Chiles issued
Executive Order 95-2 suspending processing of payment applications under the EDI Program and on March 16, 1995 the Senate passed a bill establishing a protocol for continued work on sites based on their priority ranking and a pre-approval process for both the scope and the cost of work for petroleum clean up program tasks. It was anticipated that the Florida legislature would pass final legislation to amend the EDI Program prior to adjournment in May 1995; however, on May 11, 1995, the legislature adjourned for the year without acting on proposed changes to the EDI Program or the Inland Protection Trust Fund. As a result of the legislative inaction, the Company has continued to work under the legislation passed on March 27, 1995.

         On July 26, 1995, the Florida Department of Environmental
Protection ("FDEP") issued guidance to contractors operating under the EDI Program for requesting pre-approval from the FDEP prior to commencing work on eligible sites. A supplement was issued to this guidance on October 11, 1995 which contains maximum allowable charges for contractors to employ in the pre-approval process.

         The change in the legislation surrounding the EDI Program has had a material adverse effect on the Company's operations during the last three quarters of fiscal 1996 and in the first quarter of fiscal 1997 since the number of sites in the Company's backlog immediately eligible for continued reimbursement were significantly reduced. Further, the Company's thermal treatment facility experienced a significant decline in soil shipments during fiscal 1996. The Company believes this decline is indirectly related to EDI Program changes, which have created a slowdown in the entire market for the thermal treatment of petroleum-contaminated soil and intense competitive price pressures. These changes in the EDI Program have resulted in substantial reductions in the Company's contact revenues and created significant operating losses in fiscal 1996 and in the first quarter of fiscal 1997.

         The Company has responded to the impact of these revenue reductions through reductions in staff and other overhead costs, the reallocation of a portion of its workforce to cover existing backlog at the Company's Pennsylvania remediation service operation and an intense marketing effort focused on obtaining remediation service contracts for high priority sites eligible for reimbursement under the revised Florida state funded site rehabilitation program (the "Pre-Approval Program") and for remediation service contracts outside the Pre-Approval Program. Further, as a result of the indirect impact of these EDI Program changes on the Company's thermal treatment facility, the Company made a decision to sell this facility effective January 31, 1996.

RECENT DEVELOPMENTS

         The Florida legislature, in its recently completed session, passed a bill which includes measures to satisfy the State of Florida's existing obligations to fund the backlog under the EDI Program. The legislation requires clean-ups to continue on the basis of priority rankings under the Pre-Approval Program and also authorizes clean-ups in advance of a site's priority ranking on a limited basis to facilitate property transactions or public works projects. The legislation provides for the State of Florida to fund the existing backlog through the issuance of bonds, thereby enabling reimbursement applications submitted under the EDI Program to be paid on an accelerated basis. However, in exchange for this accelerated payment, reimbursement applications will be paid at a discount effective January 1, 1997. The annual discount rate to be used is 3.5%, and the present value of an application will be based upon the accelerated date the FDEP anticipates settling a reimbursement application, compared to the original date a reimbursement application was scheduled to be settled. This legislation has not yet been signed into law by the Florida governor. For a description of the new legislation, see "RECENT DEVELOPMENTS - EDI Program."

          During March 1996, the Company entered into a letter of intent to acquire SPATCO Environmental, Inc. ("SEI"), an environmental remediation services company located in the southeastern United States, from its sole shareholder, Vigour Holding & Finance b v, in exchange for shares of the Company's Common Stock and preferred stock. For the fiscal year ended December 31, 1995, SEI generated revenues of approximately $11.7 million and earnings before interest and taxes (EBIT) of ($47,000). SEI's earnings reflect the effects of a management fee of $493,000 which was paid to an affiliate of SEI. The Company intends to provide similar services to SEI upon completion of the purchase, which the Company anticipates will result in cost savings estimated at between 65% to 80% compared to the current management fee. The Company believes that the effect of this acquisition will be to replace and expand the Company's revenues which were severely depressed by the changes in fiscal 1996 under the EDI Program. The consummation of the transaction is subject to a number of conditions, including the negotiation and execution of a definitive agreement and the replacement of certain financing currently outstanding with respect to SEI. The parties expect to close the transaction during the second or third quarter of fiscal year 1997.


                                  THE OFFERING

Securities Offered  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,470,320 shares of Common Stock

Number of Shares of Common Stock Outstanding  . . . . . . . . . . . . . . . . . . . . . . . .   2,470,320 shares(1)

NASDAQ Symbol . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   "PDGS"

______________________

        (1) As of May 22, 1996. Excludes approximately 1,353,332 shares issuable upon the exercise of outstanding options and redeemable warrants.


                                  RISK FACTORS

        THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND
INVOLVE A HIGH DEGREE OF RISK. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. ATTENTION SHOULD BE PAID TO THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND THE OFFERING BEFORE PURCHASING ANY SECURITY OFFERED HEREBY.

LACK OF PROFITABILITY

        During the fiscal year ended January 31, 1996 and the first quarter of the current fiscal year, the Company's operations were materially adversely affected by the changes in the EDI Program because a substantial portion of the Company's historical revenues have been generated both directly and indirectly under the EDI Program. While the Company has attempted to respond to the financial impact of these EDI Program changes through implementation of cost reductions, the discontinuance of its thermal treatment facility, increased marketing efforts to actively participate under the Pre-Approval

Program, and identification of potential acquisitions to replace the revenues lost, there can be no assurance that on an ongoing basis the Company will be profitable.

        The Company has increased its backlog of high priority sites eligible under the Pre-Approval Program in recent months; however, delays associated with the Pre-Approval Program have prevented the Company from commencing work on these high priority sites. In the first quarter, the Florida operations continued to generate a loss as a consequence of these delays and the Company took additional steps in the form of staff reductions and reduced leased space to minimize costs. The Company believes that its operations will continue to be adversely affected in the second quarter of fiscal 1997 as a result of these delays.

        In addition, the Florida legislature, in its recently completed session, passed a bill which includes measures to satisfy the State of Florida's existing obligations to fund the backlog under the EDI Program. The legislation as passed requires clean-ups to continue on the basis of priority rankings under the Pre-Approval Program and also authorizes clean-up in advance of a site's priority ranking on a limited basis to facilitate property transactions or public works projects pursuant to a Pre-Approval Advance Clean-Up (PAC) provision. The legislation provides for the State of Florida to fund the existing backlog through the issuance of bonds, thereby enabling reimbursement applications submitted under the EDI Program to be paid on an accelerated basis. However, in exchange for this accelerated payment, reimbursement applications will be paid at a discount effective January 1, 1997. The annual discount rate to be used is 3.5%, and the present value of an application will be based upon the accelerated date the FDEP anticipates settling a reimbursement application, compared to the original date a reimbursement application was scheduled to be settled. The legislation has not yet been signed into law by Florida's governor; however, it is anticipated that the governor will do so by June 30, 1996, the end of Florida's fiscal year. If the legislation is not signed into law by the Florida governor, the law under which the Company currently operates will remain unchanged.

        Until the FDEP establishes a schedule of anticipated payment dates, the Company will not be able to determine the impact of discounting on its operating results. However, the Company may, if the legislation becomes final, be required to record an adjustment to reflect the negative impact of the discounting on its results of operations and financial condition. The legislation also includes other provisions which management believes will be beneficial to the Company if the legislation becomes law. See "RECENT DEVELOPMENTS - EDI Program."

IMPACT OF LITIGATION

        The Company has been named in a purported class action suit involving the purchase by all persons and entities of the Company's Common Stock from February 9, 1995 through May 23, 1995. The action alleges that the defendants, including the Company, its directors and executive officers and the Selling Shareholder, violated certain federal securities laws. The Company believes that the allegations are without merit or that there are meritorious defenses to the allegations, and intends to defend the action vigorously. If, however, the plaintiff is successful in its claims, a judgment rendered against the Company and the other defendants would likely have a material adverse effect on the business and operations of the Company.

       In addition, PDG Environmental Services, Inc. (PDGES), a wholly owned subsidiary of the Company, is currently involved in litigation with International Surplus Lines Insurance Company (ISLIC) as a result of insurance advances made to PDGES by ISLIC. A judgment rendered against

PDGES would have a detrimental impact on the Company's future cash flow. See "RECENT DEVELOPMENTS - Litigation."

PURCHASE OF SEI

       In an effort to replace, in part, revenues lost as a result of changes in the EDI Program, the Company has entered into a letter of intent with Vigour Holding & Finance b v for the acquisition of all of the issued and outstanding shares of SEI. The parties are currently negotiating a definitive purchase agreement, which contains a number of conditions precedent to the closing of the transaction, including but not limited to the negotiation and execution of a definitive purchase agreement and replacement of certain financing currently outstanding with respect to SEI. There can be no assurance that all of such conditions can be satisfied in order to allow the closing to occur. In the fiscal year ended December 31, 1995, SEI had revenues of $11.7 million and an EBIT of ($47,000). The Company believes that, in the first quarter of calendar year 1996, SEI operated at a loss, and there can be no assurance that the operations of SEI will be profitable on an ongoing basis. See "RECENT DEVELOPMENTS."

POTENTIAL ENVIRONMENTAL LIABILITY

       The Company's environmental, engineering and remediation services may expose the Company's employees and others to dangerous elements and may involve a significant risk to the Company for liability for environmental damage, personal injury, property damage, economic loss and fines and costs imposed by regulatory agencies. Liability arising from providing environmental services and for environmental contamination is a rapidly developing area of the law and it is difficult to accurately assess the potential risk to the Company. Claims may be asserted against the Company under federal and state statutes and regulations, common law, contractual indemnification agreements or otherwise. There can be no assurance that the Company will not be subject to claims which could materially and adversely affect the operations of the Company.

DEPENDENCE ON CONTINUED ENVIRONMENTAL REGULATION

       The driving force behind the environmental services industry has generally been environmental regulations and the response of governmental and commercial entities and financial institutions to public concern with environmentally contaminated facilities. The demand for environmental services has largely been the result of the facility owners or operators attempting to comply with, or avoid liability under, existing or newly imposed environmental regulations at the federal, state or local levels. Because of the burden imposed with respect to complying with such regulations, efforts have been made by various groups to seek to relax or repeal certain forms of environmental regulation. There can be no assurance that the scope or growth of such regulation will not be curtailed in the future. Any relaxation of environmental regulation may result in a decline in demand for environmental services and may adversely affect the operations of the Company.

TIME LAG ON ACCOUNTS RECEIVABLE

       As disclosed above, a substantial portion of the Company's business is directly or indirectly related to the EDI Program. Payments are received by the Company from the fund created by that program often as long as 18 months after the work is completed by the Company. This lag in payment results in a material negative impact upon the Company's cash flow which requires the Company to fund these applications with third parties and causes the Company to incur interest expense.

INTENSE COMPETITION

       Competition in the environmental service industry is very intense. Existing competitors of the Company include large firms as well as smaller engineering firms, construction firms, consulting firms and environmental remediation firms. Numerous competitors have entered the environmental services industry in recent years and additional firms can be expected to enter the industry in the future. Many of the firms with which the Company competes in the environmental services industry have significantly greater financial resources and more established market positions than the Company. There can be no assurance that other new firms will not expand into or develop expertise in the area in which the Company operates.

NEED FOR ADDITIONAL FINANCING

       The Company may require additional capital from time to time to fund its operations or pursue acquisitions. If additional financing is required and the Company is unable to obtain such financing, the Company may suffer a material adverse effect upon its business, operating results and financial condition or suffer an adverse effect upon its future growth potential.

POTENTIAL INADEQUACY OF INSURANCE

       It is difficult to obtain adequate insurance coverage against possible liabilities that may be incurred in connection with the operations of the Company, particularly including environmental hazard insurance. The Company currently maintains consultants' environmental liability, general liability and umbrella liability insurance policies which provide aggregate coverage limits of $3 million, $2 million and $5 million, respectively. There can be no assurance that such coverage will continue to be available and if available that such coverage will be adequate and affordable. In addition, while few contracts undertaken by the Company have required the Company to provide performance and payment bonds, the Company's bonding capacity is limited; thus, there can be no assurance that the Company will be able to obtain adequate bonding should it be required in connection with a particular project.

RELIANCE ON MANAGEMENT

       The Company is dependent on its senior management to make all material decisions with respect to the management of the Company. The Company's success also depends, in part, on its ability to attract and retain technical and management personnel of a high caliber. Competition for such personnel is intense and no assurance can be given whether the Company will be able to attract and retain such personnel. Failure to attract and retain key personnel will have a material adverse affect on the Company's business, operating results and financial condition.

                                   DIVIDENDS

       The Company has not historically declared or paid dividends with respect to its Common Stock and does not anticipate paying a dividend on its Common Stock in the foreseeable future.

                                USE OF PROCEEDS

       The Company will not receive any proceeds from the sale of Shares by the Selling Shareholder. See "PLAN OF DISTRIBUTION" below.

                              SELLING SHAREHOLDER

       The following table sets forth certain information with respect to the beneficial ownership of Common Stock by the Selling Shareholder as of the date of this offering and as adjusted to reflect the sale of the Common Stock offered hereby by the Selling Shareholder.

                                    BENEFICIAL OWNERSHIP                              BENEFICIAL OWNERSHIP
                                      PRIOR TO OFFERING                                   AFTER OFFERING
                                   ----------------------                             ---------------------

                                                               NUMBER OF SHARES
                                   NUMBER OF                     BEING OFFERED         NUMBER
 SELLING SHAREHOLDER                 SHARES      PERCENT            HEREBY           OF SHARES      PERCENT
 PDG Environmental, Inc.           1,470,320       59.5%           1,470,320             0           0.00%

                              PLAN OF DISTRIBUTION

       The Selling Shareholder has informed the Company that the distribution of the Shares may be effected from time to time in transactions
(i) in the over-the-counter market, or (ii) in transactions otherwise than in the over-the-counter market. The Selling Shareholder has also informed the Company that it does not have any arrangement at this time with any particular underwriter, broker or dealer but expects to sell the Shares of Common Stock through one or more brokers. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; however, the Selling Shareholder has informed the Company that in no event will the price per share be less than $1.00. If the Selling Shareholder effects such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling Shareholder or commissions from purchasers of Shares for whom they may act as agent, which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved. The Selling Shareholder and any brokers, dealers or agents that participate in the distribution of the Shares might be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Shareholder.

       The Selling Shareholder has informed the Company that it desires to liquidate its entire holdings of Common Stock upon commencement of this offering, but there can be no assurance that such a transaction or series of transactions can be accomplished. At the time a particular offer of Shares is made, a Prospectus Supplement, to the extent required, will be distributed which will set forth the aggregate amount of Shares being offered, the purchase price, the amount of expenses of the offering and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

       Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Seller Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders.

       Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

DESCRIPTION OF THE COMPANY'S SECURITIES

       The Company has authorized for issuance 35,000,000 shares of capital stock, of which 5,000,000 shares are preferred stock, $0.01 par value ("Preferred Stock"), and 30,000,000 shares are Common Stock. No Preferred Stock has been issued; however, the Company reserves the right to do so at any time, and it is anticipated that shares of a series of Preferred Stock yet to be designated will be issued in connection with the purchase of SEI. Only Common Stock is being registered hereby. The following is a brief description of the Common Stock.

COMMON STOCK

       The holders of Common Stock are entitled to one vote per share. Except as otherwise provided in the Pennsylvania Business Corporation Law ("BCL"), the Articles of Incorporation or the by-laws of the Company, any corporate action that is to be taken by a vote of the shareholders shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Currently, the Articles of Incorporation and the by-laws of the Company contain no "super majority" voting requirements. However, pursuant to the provisions of the BCL the Board of Directors may, without a vote of the shareholders, at any time, amend the by-laws of the Company to, among other things, so provide for a "super majority" voting requirement. The Board of Directors has no present intent to do so. The Articles of Incorporation expressly provide that shareholders shall not be entitled to cumulative voting with respect to the election of directors. Any action which may be approved by a vote of the shareholders may be accomplished by a written consent in lieu of a meeting so long as the consent is executed by that number of shareholders who would be required to approve the action had a meeting occurred.

       The holders of Common Stock are entitled to receive dividends, whether in cash, stock or other property, declared and paid from time to time by the Board of Directors subject only to any preference of any holders of preferred stock issued by the Company. The Board of Directors is not required at any time to declare and pay any dividends. In the event of the liquidation of the Company, the holders of Common Stock will share pro rata in any distributions subject only to the rights of any creditors of the Company and the rights of the holders of any preferred stock of the Company issued from time to time.

       The Common Stock has no conversion provisions, no sinking fund provisions and no redemption provisions. The holders of the Common Stock have no preemptive rights. Once issued and paid for, the Common Stock will not be subject to any assessment by the Company.

        The by-laws of the Company call for the classification of the Board of Directors in respect of the time for which they shall severally hold office as follows: (1) each class shall be as nearly equal in number as possible; (2) the term of office of at least one class shall expire in each year; and (3) with the exception of the classes of the initial board of directors the members of each class shall be elected for a period of three years. The initial board of directors has been classified into three classes with: (i) Class I serving until the meeting of the shareholders next following January 31, 1995; (ii) Class II serving until the annual meeting of the shareholders next following January 31, 1996; and (iii) Class III serving until the annual meeting of the shareholders next following January 31, 1997.

        With the exception of the classification of directors described above and the provisions contained in the BCL, the Company has not adopted any provisions in its Articles of Incorporation or by-laws which the Company believes are intended to have an anti-takeover effect. However, the Company has elected not to opt out of the provisions of Chapter 25 of the BCL relating to, among other things, control transactions and control-share acquisitions. In general, those provisions, among other things, require that any person or group of persons acting in concert that acquires voting power over 20% or more of the voting shares of a registered corporation (as defined in Section 2502 of the BCL) to notify all holders of record of the corporation's voting stock and the appropriate court that a "control transaction" has occurred, and to pay, in cash, to any shareholder who objects to the control transaction an amount equal to the fair value of the stock held by the objecting shareholder. In addition, a person or group of persons acting in concert that acquires voting power over certain specified levels of the registered corporation's voting shares (beginning with a level of 20%) must obtain the consent of the corporation's other shareholders before being able to exercise voting rights with respect to such shares.

                              RECENT DEVELOPMENTS

LITIGATION

        International Surplus Lines Insurance Co. vs. PDG Environmental Services, Inc., in the United States District Court for the Middle District of Florida, Case No. 94-1101-CV-ORL-19. On or about November 10, 1994, the Plaintiff, ISLIC, filed a complaint against PDGES to recover certain refunds claimed to be owed by PDGES to ISLIC as a result of insurance advances made to PDGES on behalf of two of ISLIC's insured customers. ISLIC claims that PDGES was paid for its work by both ISLIC and the Florida Department of Environmental Regulations under the EDI Program. ISLIC contends that PDGES must reimburse ISLIC for the specific items ISLIC paid which were also paid for by the State of Florida. However, ISLIC has never specified the items for which it has requested reimbursement. PDGES contests the amount and the timing of such reimbursements. ISLIC claims that, pursuant to its agreement with its two insured, ISLIC paid PDGES $1,744,993 for clean-up costs and that PDGES reimbursed ISLIC $412,000 for a net advance of $1,334,993. According to the records of PDGES, ISLIC actually paid only $1,346,220, which PDGES recorded as a current liability when it was received. Without a breakdown of costs from ISLIC identifying which clean-up costs were paid for by ISLIC, PDGES cannot determine the specific amount of ISLIC's claim.

        On December 19, 1994, PDGES filed an Answer and Counterclaims to the Complaint in which PDGES vigorously contests the allegations in the Complaint. The counterclaim is for an amount in excess of $2,517,215, and this amount continues to increase. The basis of the counterclaim is that PDGES has continued to clean up sites covered by the ISLIC insurance. The counterclaim is based upon the legal theories of breach of contract, bad faith (insurance), unjust enrichment, promissory estoppel and implied contract. PDGES and ISLIC met in March 1996 to explore settlement options; however, to date the parties have been unable to reach a settlement. Discovery with respect to the matter is scheduled to be completed in May 1996. Motions for summary judgment were filed on behalf of both PDGES and ISLIC on May 3, 1996, and each party has until May 29, 1996 to respond to the other party's motion. PDGES has made an additional offer of settlement to ISLIC, but ISLIC has not yet responded. If neither party's summary judgment motion is granted, or no settlement is reached, trial is expected to commence on August 5, 1996.

        On June 30, 1995, an action, captioned Klein v. PDG Remediation, Inc., et al., No. CIV-4954 (DAB), was filed in the United States District Court for the Southern District of New York asserting federal securities law claims against the Company, its directors and certain of its officers, the Selling Shareholder and the underwriters of the Company's initial public offering. The Klein action is brought as a purported class action on behalf of the named plaintiff and all persons and entities who purchased the Company's Common Stock from February 9, 1995, the effective date of the initial public offering, through May 23, 1995. The plaintiff alleges that the defendants violated Sections 11 and/or 15 of the Securities Act of 1933, as amended, and Section 12(2) of the Securities Exchange Act of 1934, as amended, by issuing or participating in the issuance of the registration statement and prospectus which contained material misstatements or omissions, and that the purported class members purchased shares of Common Stock in reliance on the allegedly false and misleading registration statement and prospectus. Specifically, plaintiff alleges that the defendants knew or should have known that the Florida reimbursement program in which the Company participates was operating at a deficit and was being revised to eliminate funding of remediation activities for lower priority sites. The plaintiff is seeking certification of the action as a class action and rescission of the purchase of shares of Common Stock by members of the purported class or statutory damages, as well as interest, attorneys' fees and other costs and expenses. The Company believes that the plaintiff's allegations are without merit or that there are meritorious defenses to the allegation, and intends to defend the action vigorously. On September 1, 1995, an answer was filed on behalf of the Company, its officers and directors and the Selling Shareholder which generally denied the plaintiff's claims.

        By letter dated December 5, 1995, the plaintiff requested a pre-motion conference on a motion for class certification. By letter dated December 6, 1995, the underwriter defendants requested a pre-motion conference on a motion to dismiss the complaint. In December 1995, the underwriter defendants filed a notice of motion to dismiss and a memorandum of law in support of the motion; the Company, its officers and directors and the Selling Shareholder have joined that motion. The court has not yet acted on the motion. The parties have begun initial discovery with respect to the action.

EDI PROGRAM

        During the fiscal year ended January 31, 1996, the Company's operations were materially adversely affected by the changes in the EDI Program because a substantial portion of the Company's revenues have historically been generated both directly and indirectly under the EDI Program. The Company has responded to the financial impact of these EDI Program changes through implementation of cost reductions, the discontinuance of its thermal treatment facility, increased marketing efforts to actively participate under the Pre-Approval Program, and identification of potential acquisitions to replace the revenues lost.

        The Company has increased its backlog of high priority sites eligible under the Pre-Approval Program in recent months; however, delays associated with the Pre-Approval Program have prevented the Company from commencing work on these high priority sites. In the first quarter of fiscal year 1997, the Florida operations continued to generate a loss as a consequence of these delays and the Company took further steps in the form of staff reductions and reduced leased space to minimize costs. The Company believes that its operations will continue to be adversely affected in the second quarter of fiscal year 1997 as a result of these delays.

        In a further effort to replace these lost revenues, the Company has entered into a letter of intent to acquire SEI, an environmental remediation service company which generated annual revenues of approximately $11.7 million and an EBIT of ($47,000) in the fiscal year ended December 31, 1995, in exchange for shares of the Company's Common and Preferred Stock. SEI's earnings reflect the effects of a management fee of $493,000 which was paid to an affiliate of SEI. The Company intends to provide similar services to SEI upon completion of the purchase, which the Company believes will result in cost savings estimated at between 65% to 80% compared to the current management fee. Although the consummation of the transaction is subject to a number of conditions, including the negotiation and execution of a definitive agreement and the replacement of certain financing currently outstanding with respect to SEI, the parties expect the transaction to close during the Company's second or third quarter of fiscal 1997.

        The Florida legislature, in its recently completed session, passed a bill which includes measures to satisfy the State of Florida's existing obligations to fund the backlog under the EDI Program. The legislation requires clean-ups to continue on the basis of priority rankings using the Pre-Approval Program and also authorizes clean-up in advance of a site's priority ranking on a limited basis to facilitate property transactions or public works project.
The Company considers this PAC provision as a potentially positive source of new work beyond the standard priority system.

        The legislation creates a non-profit public benefit corporation, known as the Inland Protection Financing Corporation (IPFC), to issue evidences of indebtedness to finance the backlog of unpaid reimbursement claims which the State currently estimates at $456 million. This will enable the FDEP to accelerate payment on unpaid reimbursement applications to the first quarter of calendar year 1997. Under the legislation, the FDEP will develop a schedule of anticipated payment dates effective January 1, 1997, assuming a payment rate of $100 million per year from the State. The FDEP will then direct the IPFC to pay applicants the present value of their applications as soon as practicable after approval by the FDEP. The present value of an application will be based on the date on which the FDEP anticipates the IPFC will settle the reimbursement application and the schedule's projected date of payment, and will use 3.5% as the annual discount rate. Until the FDEP establishes the schedule of anticipated payment dates, the Company will not be able to determine the impact of discounting on its operating results. However, the Company believes that, if the legislation becomes final, it may be required to record an additional charge to reflect the negative impact of discounting on its results of operations and financial condition.

        The effects of the acceleration by IPFC of payments from FDEP to early 1997 also include the early release of cash held in escrow to cover future interest costs and potential disallowances and the termination of associated interest obligations which currently are being incurred at the rate of approximately $32,000 per month. Finally, with the backlog liability being relieved through the IPFC, the annual allocation for new work from the FDEP will be increased from current allocation levels, thus accelerating the Company's ability to access its backlog of higher priority sites.

        Although this legislation has been approved by the legislature, the Florida governor has yet to sign it into law. The Company anticipates that the governor will execute the legislation by June 30, 1996, the end of Florida's current fiscal year. If the legislation is not signed into law by the Florida governor, the law under which the Company currently operates will remain unchanged.

                                 LEGAL MATTERS

        Matters in connection with the legality of the shares of Common Stock offered hereby have been passed upon by Thorp, Reed & Armstrong, Pittsburgh, Pennsylvania.

                                    EXPERTS

        The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended January 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

            ___________________________

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholder. This
Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the formation contained or incorporated by reference herein is correct as of any time subsequent to its date.

            ___________________________

                   TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . ii
Incorporation of Certain Documents
  by Reference  . . . . . . . . . . . . . . . . . . ii
Summary Information . . . . . . . . . . . . . . . .  1
Risk Factors  . . . . . . . . . . . . . . . . . . .  3
Dividends . . . . . . . . . . . . . . . . . . . . .  6
Use of Proceeds . . . . . . . . . . . . . . . . . .  7
Selling Shareholder . . . . . . . . . . . . . . . .  7
Plan of Distribution  . . . . . . . . . . . . . . .  7
Description of the Company's
  Common Stock  . . . . . . . . . . . . . . . . . .  8
Recent Developments . . . . . . . . . . . . . . . .  9
Legal Matters . . . . . . . . . . . . . . . . . . . 12
Experts . . . . . . . . . . . . . . . . . . . . . . 12

            ___________________________


                 1,470,320 SHARES


                PDG REMEDIATION, INC.


                    COMMON STOCK


                  _________________

                      PROSPECTUS
                  _________________

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        The expenses payable in connection with the securities being registered (other than underwriting discounts and commissions, of which there are none) are estimated as follows; all of such expenses will be paid by the Selling Shareholder and not by the Company:

SEC Registration Fee                                                $   760.45
Accounting Fees and Expenses                                         10,000.00
Printing and Photocopying                                             5,000.00
Counsel Fees and Expenses                                             8,000.00
Miscellaneous Expenses                                                2,500.00

Total Expenses                                                      $26,260.45

Item 15.  Indemnification of Directors and Officers.

        The Company's Articles of Incorporation and By-laws contain provisions permitted by the Pennsylvania Business Corporation Law (under which the Company is organized) which, in general terms, provide that directors and officers will be indemnified by the Company for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of the Company, if they meet certain specified conditions. In addition, the Company's Articles of Incorporation and By-laws contain provisions permitted by the Pennsylvania Business Corporation Law, which limit the monetary liability of directors of the Company for certain breaches of their fiduciary duty of care and provide for the advancement by the Company to directors and officers of expenses incurred by them in defending suits arising out of their service as such.

Item 16.  Index to Exhibits

3.1 Articles of Incorporation of the Company and all amendments thereto, filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (No. 33-82092), effective as of February 9, 1995, is incorporated herein by reference.

3.3 By-laws of the Company, filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (No. 33-82092), effective as of February 9, 1995, is incorporated herein by reference.

5. Opinion of Thorp, Reed & Armstrong, counsel to the Company, as to the legality of the securities being registered.

23.1     Consent of Ernst & Young LLP, independent auditors.

23.2 Consent of Thorp, Reed & Armstrong, counsel to the Company (included in Exhibit 5).

24 Powers of Attorney of certain directors and officers and certified copy of resolutions of the Company's Board of Directors conferring on John M. Musacchio and Rose M. Cercone, and each of them, the authority to sign this Registration Statement on Form S-3.

Item 17.  Undertakings

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

        Provided, however, that the undertaking set forth in the above paragraph under clauses (i) and (ii) thereof shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

        The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions set forth under Item 15 hereof, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by referenced in the prospectus to provide such interim financial information.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, and the Commonwealth of Pennsylvania, on this 28th day of May, 1996.

                                   PDG REMEDIATION, INC.
                                   (Registrant)


                                   By: /s/ John M. Musacchio
                                       -----------------------------------------
                                           John M. Musacchio
                                           President and Chief Operating Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities on the dates indicated.


John M. Musacchio                           /s/ John M. Musacchio
  President and Chief                   -----------------------------
  Operating Officer                     May 28, 1996

John C. Regan                           Chairman of the Board

David J. D'Appolonia                    Director

Edgar Berkey                            Director

Richard V. Lee                          Director

Rose M. Cercone                         Treasurer and Chief Financial Officer
                                        (Principal Financial and Accounting
                                        Officer)


                                        By:    /s/ John M. Musacchio
                                            ----------------------------------
                                                John M. Musacchio
                                                Attorney-in-Fact
                                                May 28, 1996